Exhibit 10.2

Change in Control Severance Agreement

This Change in Control Severance Agreement (this “Agreement”) by and between CBTX, Inc., a Texas corporation and bank holding company (the “Company”, and together with its Subsidiaries and Affiliates and their respective successors and assigns, the “Company Group”), and Robert T. Pigott, Jr. (“Executive”) is made and entered into effective as of this 17th day of March, 2022 (the “Effective Date”).

Preliminary Statements

A.       Executive is currently employed by the Company as its Senior Executive Vice President and Chief Financial Officer under the terms of Executive’s Employment Agreement with the Company dated March 6, 2013 (the “Employment Agreement”).

B.       The Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company and Allegiance Bankshares, Inc., a Texas corporation (“Allegiance”), dated November 5, 2021, pursuant to which the Company will be merged with and into Allegiance, with the Company as the surviving corporation, upon satisfaction or waiver of the conditions set forth therein (the “Merger”).

C.       The Board of Directors of the Company (the “Board”) considers it essential to the best interests of the Company and its stockholders to foster the continued employment, focus, objectivity and dedication of key management personnel through the consummation of the Merger in order to maximize the value of the Company Group in connection with the Merger.

D.       The Board recognizes that, as is the case with many publicly held corporations facing a change of control, the pending Merger creates uncertainty and raises questions among management, which may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders.

E.       The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Executive to his assigned duties without distraction in the face of the uncertainties occasioned by the possibility of the Merger.

Agreement

In consideration of the mutual promises and agreements set forth herein, the Company and Executive hereto agree as follows:

1.                   Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2.                   Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate on the earlier of (a) the date that is eighteen (18) months following the Effective Time (as defined in the Merger Agreement) or (b) date Executive’s employment with the Company Group terminates for any reason other than a Qualifying Termination; provided, however, that if the Merger Agreement terminates for any reason without consummation of the Merger, this Agreement shall be null and void and of no force or effect.

3.                   At-Will Employment. The Company and Executive acknowledge that Executive’s employment with the Company is and will continue to be at-will, as defined under applicable law. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Executive and the Company, Executive shall not have any right to be retained in the employ of any member of the Company Group. For avoidance of doubt, the Company Group may terminate Executive’s employment at any time and for any reason, with or without Cause and with or without notice.

4.                   Accrued Compensation. If Executive’s employment with the Company Group terminates for any reason during the Term, the Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements (the “Accrued Compensation”). For avoidance of doubt, (a) receipt of the Accrued Compensation is not subject to the release requirement discussed in Section 6, and (b) the Accrued Compensation shall not include any payments or benefits in duplication of the payments or benefits payable to Executive under Section 3.2.a. of the Employment Agreement.

5.                   Severance Benefits. If Executive incurs a Qualifying Termination during the Term, then, subject to Sections 6, 10 and 11, Executive will receive the severance benefits (the “Severance Benefits”) set forth in this Section 5, which shall be in lieu of and not in addition to any payments or benefits payable by any member of the Company Group to Executive under Section 3.2.b., c., or d. of the Employment Agreement.

(a)                Severance Payment. The Company will pay Executive a lump-sum severance payment (the “Cash Severance”) in an amount equal to $960,000. The Cash Severance will be paid by the Company to Executive on the first regularly scheduled payroll date following the Release Effective Date; provided, however, that if the Release Consideration Period spans two calendar years, payment of the Cash Severance will occur on the later of (i) the first regularly scheduled payroll date following the Release Effective Date and (ii) the first business day in the later calendar year.

(b)                Pro Rata Annual Bonus. The Company will pay Executive a lump-sum cash payment (the “Pro Rata Bonus”) in an amount determined under the terms of the applicable Company bonus plan, payable at the same time as executive bonuses are paid generally under the applicable Company bonus plan, but in no event later than March 15 of the year following the year in which the Qualifying Termination occurs.

(c)                Equity Vesting. The Company will accelerate vesting (and exercisability, as applicable) as to one-hundred percent (100%) of the then-unvested shares subject to each of the Company equity awards granted to Executive that is outstanding as of the Termination Date (each, an “Equity Award”). In the case of an Equity Award that is subject to performance-based vesting, unless otherwise specified in the applicable Equity Award agreement governing the Equity Award, all performance goals and other vesting criteria will be deemed achieved at one-hundred percent (100%) of target levels.

(d)                Health Coverage Benefit. The Company will pay Executive a lump sum payment in cash equal to twenty-four (24) times the full monthly cost of premiums Executive would pay in the first calendar month immediately following the calendar month that includes the Executive’s date of termination if Executive timely elected to continue coverage at the level in effect immediately prior to Executive’s date of termination in any Company Group group medical, dental, vision or prescription drug plans in which Executive or Executive’s eligible dependents are entitled to continue participation under Section 4980B of the Code or other similar applicable law (the “Health Coverage Benefit”), less applicable taxes and withholdings. The Health Coverage Benefit will be paid by the Company to Executive on the first regularly scheduled payroll date following the Release Effective Date; provided, however, that if the Release Consideration Period spans two calendar years, payment of the Health Coverage Benefit will occur on the later of (i) the first regularly scheduled payroll date following the Release Effective Date and (ii) the first business day in the later calendar year.

(e)                Waiver of Non-Competition Restrictive Covenant. The Company shall waive, effective from and after the Release Effective Date, any and all rights it has to demand compliance with or to enforce the non-compete obligations by which Executive has agreed not to compete with the Employer, as set forth in Section 2.4 of the Employment Agreement. This Agreement does not waive, release, or modify any other obligations that survive the Executive’s termination of employment as set forth in Article II of the Employment Agreement, including but not limited to the Executive’s confidentiality obligations to the Company contained in Section 2.3 of the Employment Agreement and Executive’s customer and employee non-solicitation obligations to the Company contained in Sections 2.5 and 2.6 of the Employment Agreement, each of which shall remain in full force and effect and are not altered by this Agreement.

6.                   Release Requirement; Resignation of Officer Positions; Compliance with Agreement. Notwithstanding anything in this Agreement to the contrary, Executive’s right to receive the Severance Benefits is subject to and conditioned on: (a) delivery by Executive (or Executive’s personal representative in the event of Executive’s death or incapacity), before the expiration of the Release Consideration Period, and non-revocation of an executed release acceptable to the Company, which will be substantially in the form of the release contained at Appendix A (the “Release”); (b) Executive having resigned from all officer positions with all members of the Company Group and Executive having executed any documents the Company may request in connection with the same; and (c) Executive’s compliance with all other terms and conditions of Section 9 of this Agreement. The Company will deliver the Release to Executive (or Executive’s personal representative in the event of Executive’s death or incapacity) within ten (10) business days following the date of Executive’s Qualifying Termination.

7.                   Offset for Other Severance Benefits Received. The Severance Benefits (if any) payable to Executive under this Agreement are in lieu of, and not in addition to, any other severance or separation benefits for which Executive is eligible under any plan, policy or arrangement of any member of the Company Group (including but not limited to, severance benefits provided under any employment agreement, retention incentive agreement, or similar benefits under any individual change in control agreements, plans, policies, and arrangements, including, for avoidance of doubt, the Employment Agreement (collectively, “severance plans”). If Executive receives any payment or benefit under any severance plan, such payment or benefit will cause a corresponding reduction in the amounts payable under this Agreement. For avoidance of doubt, Executive acknowledges and agrees that if Executive incurs a Qualifying Termination during the Term, Executive shall not be entitled to receive any payment or benefit pursuant to Section 3.2.b., c. or d. of the Employment Agreement.

8.                   Other Benefits Payable. Except as provided in Section 7, nothing in this Agreement will or will be construed to prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company Group for which Executive may qualify. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, program, arrangement, or policy of the Company Group will be payable in accordance with such plan, program, arrangement or policy.

9.                   Restrictive Covenants. During the period of Executive’s employment with the Company Group, the Company Group promises to provide, and has provided, to Executive access to Confidential Information, and has facilitated Executive’s meeting and developing relationships with potential and existing suppliers, financing sources, clients, customers and employees of members of the Company Group. In light of the foregoing:

(a)                Confidentiality.  Executive acknowledges that (i) the Company Group has devoted substantial time, effort, and resources to develop and compile the Confidential Information; (ii) public disclosure of such Confidential Information would have an adverse effect on the business of the Company Group; (iii) the Company Group would not disclose such information to Executive, nor employ or continue to employ Executive without the agreements and covenants set forth in this Section 9(a); and (iv) the provisions of this Section 9(a) are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.  In consideration of the compensation and benefits to be paid or provided to Executive by the Company under this Agreement, during the period of Executive’s employment with the Company Group and thereafter, Executive agrees and covenants as follows:

(i)                 Executive will hold in strictest confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Board or as may be required by court order, law, government agencies with which the Company Group deal in the ordinary course of their business, or except as otherwise expressly permitted by the terms of this Agreement.  Executive will not remove from the Company Group premises or record (regardless of the media) any Confidential Information of the Company Group, except to the extent such removal or recording is necessary for the performance of Executive’s duties on behalf of the Company Group. Executive acknowledges and agrees that all Confidential Information and physical embodiments thereof, whether or not developed by Executive, are the exclusive property of the Company Group.

(ii)               Executive recognizes that the Company Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees that Executive owes the Company Group, and such third parties, at all times, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person (except as necessary in carrying out Executive’s duties on behalf of the Company Group consistent with the Company Group’s agreement with such third party) or to use it for the benefit of anyone other than for the Company Group or such third party (consistent with the Company Group’s agreement with such third party) without the express written authorization of the Company Group.

(iii)             Executive agrees that, upon termination of Executive’s employment with the Company Group, Executive will deliver to the Company Group any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to the Company Group.

(b)                Nonsolicitation. During (i) the period of Executive’s employment with the Company Group and (ii) provided that Executive receives the Severance Benefits, the one-year period following Executive’s termination of employment with the Company Group for any reason other than death (as applicable, period (i) individually or periods (i) and (ii) collectively, the “Restricted Period”), Executive hereby agrees and covenants to each and all of the following:

(i)                 Executive hereby covenants and agrees that Executive will not, either directly, indirectly or through a subsidiary or an affiliate or other business relationship, solicit (A) any customer of the Company Group that has utilized the services or products of the Company Group during the twelve (12)-month period prior to the Termination Date for the purpose of causing such customer to cease doing business with the Company Group or (B) anyone with whom Executive had contact during the twelve (12)-month period prior to the Termination Date for purposes of selling products or services to such person that are in competition with the products or services offered or sold by the Company Group.

(ii)               Executive hereby agrees not to employ or otherwise engage, either directly, indirectly or through an Affiliate, any employee or independent contractor of the Company Group or any individual who was an employee or independent contractor of the Company Group at any time during the twelve (12)-month period prior to the Termination Date with whom Executive had contact during Executive’s employment with the Company Group.  Further, Executive agrees not to directly or indirectly contact in any manner any such employee or independent contractor for the purpose of encouraging such employee or independent contractor to leave or terminate his or her employment or engagement with the Company Group.

(iii)             Executive hereby agrees not to interfere or attempt to interfere with the relationship of the Company Group with any person who at the relevant time is an employee, contractor, supplier, or customer of the Company Group.

(iv)              Executive acknowledges and agrees that the length and scope of the restrictions contained in this Section 9(b) are reasonable and necessary to protect the legitimate business interests of the Company Group.  The duration of the agreements contained in this Section 9(b) will be extended for the amount of any time of any violation thereof by Executive and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system.  If any covenant in this Section 9(b) is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope and time, and such lesser scope or time, or either of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.  In the event of termination of Executive’s employment with the Company Group for any reason, Executive consents to the Company Group communicating with Executive’s new or potential new employer, any entity in the business or through or in connection with which Executive is restricted hereunder, or any other party about the restrictions and obligations imposed on Executive under this Agreement.

(v)                If the Company Group shall file a lawsuit in any court of jurisdiction alleging a breach of any of Executive’s obligations under this Section 9(b), the Restricted Period shall be tolled during any time Executive was in breach of those obligations.

(c)                Non-Disparagement. Executive agrees not to make negative comments or otherwise disparage any member of the Company Group or any of their respective officers, directors, employees, stockholders, members, agents or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(d)                Blue Penciling. In the event that a court of competent jurisdiction determines that any provision of Section 9 hereof or the application thereof is unenforceable in whole or in part, the Company and Executive agree that said court, in making such determination, shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the provision in its reduced form shall be valid and enforceable to the fullest extent permitted by law.

(e)                Acknowledgements. In signing this Agreement, Executive gives the Company Group assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9. Executive acknowledges and agrees that the provisions of this Section 9 are reasonable and necessary to protect the legitimate business interests of the Company Group (including without limitation their confidential information and customer relationships), and are narrowly tailored to protect such interests given Executive’s position with the Company Group.

(f)                 Other Restrictions. The provisions of this Section 9 are in addition to, and not in lieu of, any restrictive covenants in any other agreements that may be applicable to Executive, including, without limitation, those set forth in Sections 2.5 and 2.6 of the Employment Agreement.

10.               Section 280G of the Code.

(a)                Anything in this Agreement to the contrary notwithstanding and except as set forth in Section 10(b) below, if it is determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reduction (if any) required under this Section 10 (the “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (“Excise Tax”), then the Company will automatically reduce (the “Reduction”) Executive’s Payment to the minimum extent necessary to prevent the Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Payment exceeds the after-tax benefit if such Reduction was not made. If the after-tax benefit of the reduced Payment does not exceed the after-tax benefit if the Payment is not reduced, then the Reduction will not apply. If the Reduction is applicable, the Payment will be reduced in such a manner that provides Executive with the best economic benefit and, to the extent any portions of the Payment are economically equivalent with each other, each will be reduced pro rata.

(b)                All determinations required to be made under this Section 10, including the after-tax benefit and calculation of the Reduction, will be made by a certified public accounting firm that is selected by the Board prior to the occurrence of the Merger (the “Accounting Firm”), which may be the Company’s independent auditor. If the Reduction is applicable, the Company will provide Executive with a written summary of the portions of the Payment that will be reduced. All fees and expenses of the Accounting Firm will be borne solely by the Company. All determinations by the Accounting Firm made under this Section 10 are binding upon the Company and Executive.

(c)                As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduction. If the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive will be repaid to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount will be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment will be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code (“Interest”). The Company will cooperate with Executive in good faith in valuing, and the Accounting Firm will take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 of the final regulations under Section 280G of the Code and/or exempt from the definition of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

11.               Section 409A. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If, at the time of Executive’s “separation from service” (within the meaning of Section 409A), (a) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company determines that an amount payable under the Agreement constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its Affiliate, as applicable) will not pay such amount on the scheduled payment date, but will instead accumulate such amount and pay it on the first business day after such six-month period (or, if earlier, on the date of Executive’s death or disability). If required to avoid accelerated taxation and/or tax penalties under Section 409A, Executive will not be considered to have terminated employment with the Company Group for purposes of this Agreement and no payment will be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For purposes of Section 409A, each payment hereunder is a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). In no event will the time of Executive’s execution and non-revocation of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution and non-revocation of the Release could be made in more than one taxable year, payment will be made in the later taxable year.

12.               Legally-Protected Communications and Disclosures. Notwithstanding any other provision of this Agreement to the contrary, no provision of this Agreement shall prevent, restrict, limit, impede or otherwise interfere with Executive’s ability to exercise any rights Executive may have to (a) engage in legally-protected employee communications, including without limitation protections under Section 7 of the National Labor Relations Act, (b) file a charge or complaint or initiate an investigation with the Department of Justice, Equal Employment Opportunity Commission, Inspector General, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission or any other federal, state or local governmental or regulatory agency, authority or commission or staff thereof (each a “Government Agency”), (c) report a possible violation of any federal, state or local statute, rule, regulation, ordinance or other law to any Government Agency or making other disclosures that are protected under the whistleblower protections of any applicable law, including without limitation reporting possible violations of Law in accordance with Section 21F of the Securities Exchange Act of 1934, as amended, and rules promulgated thereunder, (d) respond to a lawful subpoena, or (e) comply with any other legal obligation. Further, notwithstanding any other provision of this Agreement to the contrary, no provision of this Agreement shall limit Executive’s ability to (x) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to or permission by the Company, or (y) receive any award for information provided to any Government Agency.

13.               Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement to the contrary: (a) Executive will not be held criminally or civilly liable under any federal, state or local trade secret law for any disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (b) if Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the Company Group’s trade secrets to the Company Group’s attorney and use the trade secret information in the court proceeding if a member of the Company Group: (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

14.               Assignment. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15.               Withholding. All payments, benefits and other amounts made or provided pursuant to this Agreement will be subject to withholding of applicable federal, state and local taxes. The Company may, and may cause the appropriate member of the Company Group, withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

16.               No Employment Contract. This Agreement is not and will not be deemed to create a contract of employment between the Company and Executive and will create no right in Executive to continue in the Company’s employment for any specific period of time, or to create any other rights in Executive or obligations on the part of the Company, except as set forth herein. Except as set forth herein, this Agreement will not restrict the right of the Company to terminate the employment of Executive, or restrict the right of Executive to terminate Executive’s employment.

17.               GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF TEXAS, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT WILL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS WILL REMAIN IN FULL FORCE AND EFFECT.

18.               Dispute Resolution. The Company and Executive agree that any dispute between the parties shall be resolved only in the courts of the State of Texas or the United States District Court for the Southern District of Texas and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or Executive’s employment by the Company Group, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Texas, the United States District Court for the Southern District of Texas, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Texas state court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Executive or the Company Group may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company GROUP, or Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Executive’s or the Company’s address as provided in Section 19 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Texas. Each party shall be responsible for its own legal fees incurred in connection with any dispute hereunder.

19.               Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to Executive: the address listed as Executive’s address in the Company’s personnel files.

If to the Company:

CBTX, Inc.
Attention: General Counsel
9 Greenway Plaza, Suite 110

Houston, TX 77046

20.               Survival. If and as applicable, the obligations of Executive under Section 9 and the obligations of the Company under Section 5 will survive any termination of this Agreement. The other provisions in this Agreement will survive any termination of this Agreement to the extent necessary to fully accomplish the purposes of Sections 5 and 9, as applicable.

21.               Entire Agreement. This Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof, (b) supersedes any prior agreement or understanding between them with respect to such subject matter, and (c) may not be amended except in a writing signed by a duly authorized officer of the Company and Executive. For avoidance of doubt, the Employment Agreement shall continue in full force and effect and this Agreement shall not supersede or replace the Employment Agreement except as expressly provided in this Agreement.

22.               Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

23.               Definitions. As used in this Agreement, the following terms will have the meanings set forth below:

(a)                “Affiliate” means any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. An entity shall be deemed an Affiliate for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(b)                “Cause” means Executive’s: (i) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company Group; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company Group; (iii) gross negligence or willful misconduct with respect to the Company Group; or (iv) material violation of state or federal securities laws.

(c)                “Code” means the Internal Revenue Code of 1986, as amended.

(d)                “Confidential Information” means any and all of the following: trade secrets concerning the business and affairs of the Company Group, product specifications, data, know-how, processes, graphs, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods), information concerning the business and affairs of the Company Group and its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, policies and procedures, personnel training techniques and materials, however documented), and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company Group containing or based, in whole or in part, on any information included in the foregoing.  Executive acknowledges and agrees that Confidential Information includes any such information that Executive may originate, learn, have access to or obtain, whether in tangible form or memorized.  Notwithstanding the foregoing, Confidential Information shall not include any information that Executive demonstrates was or became generally available to the public other than as a result of a disclosure of such information by Executive or any other person under a duty to keep such information confidential.

(e)                “Disability” means Executive is disabled for purposes of benefits under any long-term disability plan maintained by the Company Group in which Executive participates.

(f)                 “Good Reason” means the occurrence of any of the following events: (i) a material adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities or duties as of the Effective Date; (ii) a material involuntary reduction in Executive’s base compensation or annual bonus opportunity, in each case as of the Effective Date; or (iii) the relocation, without Executive’s consent, of Executive’s principal place of employment to another location of the Company Group outside of a twenty five (25) mile radius from the location of Executive’s principal place of employment immediately prior to such relocation (provided that such relocation results in an increase to Executive’s daily commute). Notwithstanding the foregoing, Executive must provide written notice to the Company of the existence of any condition (or conditions) that the Executive believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (or conditions). Upon receipt by the Company of such notice, the Company will have thirty (30) days to remedy the condition (or conditions). If the Company does not remedy the condition (or conditions) of which it received notice prior to the end of such thirty (30) day period, Executive may terminate Executive’s employment after the expiration of such thirty (30) day period; provided, that such termination must occur no later than 130 days after the initial existence of the Good Reason condition in order for such termination to be a termination for “Good Reason.” If the Company remedies the condition (or conditions) of which it received notice prior to the end of such thirty (30) day period, then such condition (or conditions) shall not constitute Good Reason.

(g)                “Qualifying Termination” means the termination of Executive’s employment with the Company Group (i) by the Company Group without Cause, (ii) by Executive with Good Reason, or (iii) due to Executive’s death or Disability.

(h)                “Release Consideration Period” means the twenty-one (21) day period following the date upon which the Company timely delivers the Release to Executive, or in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the forty-five (45) day period following such delivery date.

(i)                 “Release Effective Date” means the date on which the release becomes binding and irrevocable.

(j)                 “Section 409A” means Section 409A of the Code, and the final Treasury Regulations issued thereunder.

(k)                “Subsidiary” means, with respect to the Company, as of any date of determination, any other person as to which the Company owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other person. An entity shall be deemed a Subsidiary for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

{Signature Page Follows}

       In Witness Whereof, the parties hereto have caused this Agreement to be duly executed on the day and year first written above.

CBTX, Inc.

By:	/s/ Robert R. Franklin, Jr.
Name: Robert R. Franklin, Jr.
Its: Chairman, President and Chief Executive Officer

Executive:

/s/ Robert T. Pigott, Jr.
Robert T. Pigott, Jr.

{Signature Page to Change In Control Severance Agreement}

APPENDIX A

RELEASE AGREEMENT

This Release Agreement (this “Release”) constitutes the release referred to in that certain Change in Control Severance Agreement (the “Severance Agreement”) dated as of ___, 2022, by and between Robert T. Pigott, Jr. (“Executive”) and CBTX, Inc., a Texas corporation (the “Company”).

1.                   General Release.

(a)                In return for the payments and benefits payable to Executive under Section 5 of the Severance Agreement (the “Severance Payments”), Executive, for Executive personally and for Executive’s representatives, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company, its affiliates and subsidiaries, and each of their respective affiliates, successors, assigns, officers, owners, directors, agents, representatives, attorneys, insurers and employees (each a “Released Party” and collectively the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Released Party that arises out of, or relates to, Executive’s employment with the Company or any of its subsidiaries or affiliates (the “Company Group”), or any termination of such employment, including claims (i) for severance or vacation or paid time off benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (the “ADEA”), the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act and any similar or analogous state statute.

(b)                Nothing in this Release is intended to waive Executive’s claims: (a) for unemployment or workers’ compensation benefits, (b) for vested rights under ERISA-covered employee benefit plans as applicable on the date Executive signs this Release, (c) that may arise after Executive signs this Agreement, (d) for reimbursement of expenses under the Company Group’s expense reimbursement policies, or (e) which cannot be released by private agreement. In addition, nothing in this Release including but not limited to the acknowledgments, release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, (x) limits or affects Executive’s right to challenge the validity of this Release under the ADEA, (y) prevents Executive from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, or (z) limits Executive from exercising rights under Section 7 of the NLRA or similar state law to engage in protected, concerted activity with other employees, although by signing this Release Executive is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment or award from a government agency (and not the Company Group) for information provided to the government agency or otherwise where prohibited. Notwithstanding the confidentiality and non-disclosure obligations in the Severance Agreement and otherwise, Executive understands that as provided by the Federal Defend Trade Secrets Act, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)                Executive acknowledges that, by signing this Release, Executive is releasing any claims that Executive may have had under the ADEA arising on or before the date Executive executes this Release. Executive acknowledges that Executive is hereby advised in writing to consult with an attorney and has been given a fair opportunity to consult with an attorney prior to execution of this Release. Executive understands the terms and conditions of this release, agrees to abide by this Release, and knowingly and voluntarily executes it without hidden reservations. Executive acknowledges and agrees that Executive has a period of at least twenty-one (21) from receipt of this Release in which to consider this Release. Executive understands that Executive may revoke this Release at any time within seven (7) business days after the execution of this Release and that any release of those claims is not effective until the seven (7)-business-day period has expired. Executive also understands that, if Executive decides to revoke the Release, Executive must provide written notice of revocation to CBTX, Inc. c/o Justin Long, Senior Executive Vice President and General Counsel, 9 Greenway Plaza, Suite 110, Houston, TX 77046. Executive further understands that if after the seven (7)-business-day revocation period Executive has not revoked this Release, this Release will be effective, enforceable and irrevocable at 12:01 a.m. of the day following expiration of the seven (7)-business-day revocation period (such date the “Release Effective Date”). In the event of a timely revocation, Executive understands that this Release will be deemed null and void and Executive will not be entitled to receive any of the Severance Payments.

(d)                This Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for Severance Payments, any and all potential claims of this nature that Executive may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived.

(e)                By signing this Release, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE EMPLOYER PARTIES.

2.        Covenant Not to Sue. Executive agrees not to bring or join any lawsuit against any of the Released Parties in any court or before any arbitral authority relating to any of the Released Claims. Executive represents that Executive has not brought or joined any lawsuit or arbitration against any of the Employer Parties in any court or before any arbitral authority and has made no assignment of any rights Executive has asserted or may have against any of the Released Parties to any person or entity, in each case, with respect to any Released Claims.

3.       Continuing Obligations. Executive acknowledges and affirms (a) Executive’s continuing obligations under Section 10 of the Severance Agreement (Restrictive Covenants), and (b) Executive continuing obligations under Article II (Confidential Information; Post-Employment Obligations; Company Property) of Executive’s Employment Agreement with the Company dated March 6, 2013 (the “Employment Agreement”), other than Section 2.4 of the Employment Agreement.

4.       Executive Acknowledgments and Representations. By executing and delivering this Release, Executive acknowledges that:

(a)	Executive has carefully read this Release;

(b)	Executive has had at least twenty-one (21) days to consider this Release before the execution and delivery hereof to the Company;

(c)	Executive has been and hereby is advised in writing to discuss this Release with an attorney of Executive’s choice and Executive has had adequate opportunity to do so;

(d)	Executive fully understands the final and binding effect of this Release; the only promises made to Executive to sign this Release are those stated in the Severance Agreement and herein; and Executive is signing this Release voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Release; and

(e)	Executive has received all leaves (paid and unpaid) to which Executive was entitled during Executive’s employment with the Company Group and, other than any Severance Payments or Accrued Compensation (as defined in Section 4 of the Severance Agreement) that Executive has not received as of the date hereof, Executive has received all wages, bonuses, compensation, and other sums that Executive has been owed or ever could be owed by the Released Parties.

{Signature Page Follows}

       IN WITNESS WHEREOF, this Release has been signed as of __, 2022.

Robert T. Pigott, Jr.